Exhibit 10.5

DATE

BY EMAIL

NAME

Re:Retention Bonus Opportunity

Dear ____:

At this time, Inotek Pharmaceuticals Corporation (the “Company”) considers it essential to the best interests of its stockholders to promote and preserve the employment of certain employees (the “Specified Employees”). You are a Specified Employee and, therefore, the Company’s Board of Directors (the “Board”) has determined that appropriate steps should be taken to reinforce and encourage your continued attention and dedication to your duties and responsibilities during this important period.  Accordingly, the Company is pleased to offer you the opportunity to receive a one-time Retention Bonus Amount, subject to the terms and conditions set forth below:

1.Retention Bonus Amount.   If earned, your Retention Bonus Amount shall be $ [___], less applicable deductions and withholdings.

2.Retention Bonus Contingencies.  To earn any part of the Retention Bonus Amount, all of the following Retention Bonus Contingencies must be met: (a) a Change in Control must be successfully completed (the “Closing Date”); (b) you must remain actively employed with the Company in a full-time capacity through the Closing Date; and (c) you must sign and return this letter agreement to Sharon Barker on or before September [_], 2017. If earned, the Company shall pay the Retention Bonus Amount within five (5) business days of the Closing Date.  For purposes of this letter, “Change in Control” shall mean (i) the sale of the Company by merger in which the shareholders of the Company in their capacity as such no longer own a majority of the outstanding equity securities of the Company (or its successor); (ii) any sale of all or substantially all of the assets or capital stock of the Company (other than in a spin-off or similar transaction); or (iii) any other acquisition of the business of the Company, as determined by the Board.

3.At-Will Employment Your employment is and shall continue to be “at will,” meaning you or the Company may terminate it at any time for any or no reason, subject to the terms of your Offer Letter, as amended.

4.Integration Clause; Acknowledgement.  This letter agreement contains the entire agreement between you and the Company relating to the Retention Bonus opportunity and supersedes any and all prior agreements and understandings related to any bonus compensation.  This Agreement cannot be changed or modified except by formal written instrument executed by you and the Chairman of the Board or another person authorized by the Board. By signing below where indicated, you acknowledge and agree that the Retention Bonus Amount is entirely separate

NAME

DATE

from your base compensation and any severance, and it is not a wage for purposes of the Massachusetts Wage Act or otherwise.

We hope that this incentive encourages your continued effective commitment to the Company during this important period.

IN WITNESS WHEREOF, the undersigned have executed this letter agreement as of the date first above written.

           INOTEK PHARMACEUTICALS CORPORATION

By: _____________________________________

      David P. Southwell

      President and Chief Executive Officer

     ________________________________________

[Name]

ACTIVE/92501167.1